UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): May 18, 2010

TETRA Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-13455	74-2148293
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

24955 Interstate 45 North
The Woodlands, Texas 77380
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (281) 367-1983

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On May 18, 2010, the Management and Compensation Committee (the “Committee”) of the Board of Directors of TETRA Technologies, Inc. (the “Company”) approved performance measures and performance goals applicable to long-term incentive awards to be granted pursuant to the TETRA Technologies, Inc. Cash Incentive Compensation Plan (the “CIC Plan”). The performance period for these long-term incentive awards will be a three (3) year period commencing on January 1, 2010 and ending on December 31, 2012. The performance measures for these long-term incentive awards will be (i) total stockholder return relative to a peer group, and (ii) average return on net capital employed, each of which will constitute 50% of the long-term incentive award opportunity available to participants. For each long-term incentive award, a threshold, target, stretch and over achievement performance goal has been established for each performance measure and the amount of the award payment that may be received by a participant will be based upon such performance goals.

The following table sets forth the long-term incentive award opportunity that may be earned by each of the Company’s named executive officers as identified in its 2010 proxy statement:

	Threshold Award Opportunity	Target Award Opportunity	Stretch Award Opportunity	Over Achievement Award Opportunity

Stuart M. Brightman, President & CEO	$39,999	$199,997	$319,995	$399,994
Joseph M. Abell III, Sr. Vice President & CFO	$14,573	$72,865	$116,584	$145,730
Edwin H. Goldman, Sr. Vice President	$13,039	$65,195	$104,312	$130,390
Philip N. Longorio,Sr. Vice President	$15,720	$78,601	$125,762	$157,202
Bass C. Wallace, Jr., General Counsel & Secretary	$13,039	$65,195	$104,312	$130,390

Any payments of such long-term incentive awards is at the discretion of the Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRA Technologies, Inc.
By:	/s/Stuart M. Brightman
Stuart M. Brightman
President & Chief Executive Officer
Date: May 24, 2010